AMENDMENT NO. 1 TO
                       ------------------
             CAPCO TRANSMISSION FACILITIES AGREEMENT
             ---------------------------------------

     THIS AGREEMENT, effective as of the lst day of January 1, 1993, by and among The Cleveland Electric Illuminating Company, an Ohio corporation ("CEI"); Duquesne Light Company, a Pennsylvania corporation ("DL"); Ohio Edison Company, an Ohio corporation; Pennsylvania Power Company, a Pennsylvania corporation ("PP") and a wholly-owned subsidiary of Ohio Edison Company which Company and its said subsidiary, except as otherwise provided herein, are considered as a single Party for the purposes of this Agreement and referred to as ("OE"); and The Toledo Edison Company, an Ohio corporation ("TE"), each of which is sometimes referred to as a Party, and collectively as the Parties.

                      W I T N E S S E T H:

     WHEREAS, the Parties entered into the CAPCO Transmission Facilities Agreement as of September 14, 1967 (herein referred to as the "Agreement"); and
     WHEREAS, the Parties entered into an Agreement on January 7, 1993, and approved an Addendum to the CAPCO Accounting and Procedure Manual to supersede applicable sections of the manual on a prospective basis as of January 1, 1993 (said Agreement being herein referred to as the "Addendum to CAPCO Accounting and Procedure Manual" or "Addendum"); and
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      WHEREAS, the provisions of the Addendum to the CAPCO
Accounting and Procedure Manual are intended to supersede any provisions of the Agreement which conflict with or are inconsistent with the Addendum, so that such conflicts and inconsistencies shall be removed by appropriate written amendments to the Agreement or by other appropriate action; and

     WHEREAS, the Parties desire to further amend the Agreement as hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, the Parties agree as follows:

     1. Section 7.02 of the Agreement is amended to read as follows:
               The Party owning a CAPCO Line or portion thereof shall bill each other Party monthly for such other Party's Investment Responsibility with respect thereto. The invoice date shall be established as soon as possible after the close of each calendar month, and the owning Party shall prepare and make all reasonable efforts to transmit invoices on or before the invoice date to each other Party for such other Party's Investment Responsibility. The amount billed will be payable in good funds the 15th calendar day after the invoice date except that, if the 15th calendar day is not a business day, the amount billed will be payable the next business day. Good funds shall consist of checks received at

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          least one business day prior to the due date and wire
          transfers received by noon on the due date. Interest on unpaid invoice amounts will be compounded monthly and prorated for any partial month based on a 365-day year, and will accrue at a rate equal to Chase Manhattan Bank's prime rate on the first day of the then current calendar quarter plus two percentage points for a period of up to one year and for any period thereafter at the higher of this rate or a rate equal to the billing Party's cost of capital which shall consist of the weighted average of the billing Party's long-term debt cost and preferred stock cost rates determined for issues outstanding on December 31 of the prior year and a common equity cost rate to be effective January 1 of each year equal to the average return on common equity for at least 50 major electric utilities with positive returns on common equity as reported in the prior year's December issue of the C.A. Turner Utility Reports or as reported in the prior year's latest issue of another report mutually agreed to by the Parties. The weighting for this calculation shall be the billing Party's capital structure at December 31 of the prior year, consisting solely of long-term debt, preferred stock and common equity, as reported in its FERC Form 1 or in another mutually agreed upon source. Invoices may not be changed or adjusted after four years from the invoice date, and invoice amounts to be refunded

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         by the billing Party shall accrue interest as noted
          above, but invoice amounts payable to the billing Party for additional amounts shall not accrue interest.

          To the extent practicable all charges payable or receivable under this Agreement shall be offset and reduced to a net basis in order to provide a minimum practicable number of payments among the Parties. Such statements may be rendered on an estimated basis subject to corrective adjustments in subsequent statements.

     2. Section 17.01 of the Agreement is amended to read as follows:
               Any waiver at any time by any Party of its rights with respect to any matter arising in connection with this Agreement shall not be deemed a waiver with respect to any subsequent similar matter. Any delay, short of the statutory period of limitation, in asserting or enforcing any right under this Agreement, shall not be deemed a waiver of such right, except as provided in
          Section 7.02 and Section 14.01.

     3. Exhibit B - Computation of Investment Responsibility of the Agreement is amended to read as attached:

     4. Except as herein above amended, all of the terms and conditions of the Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, the Parties hereto have caused this
Agreement to be executed by their duly authorized officers this 23rd day of December, 1993.

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

By:     Terrence G. Linnert
        ------------------------------
Title:  Vice President
        ------------------------------

DUQUESNE LIGHT COMPANY

By:     G. R. Brandenberger
        ------------------------------
Title:  Vice President
        ------------------------------

OHIO EDISON COMPANY

By:     Arthur P. Garfield
        ------------------------------
Title:  Vice President
        ------------------------------

PENNSYLVANIA POWER COMPANY

By:     J. R. Edgerly
        ------------------------------
Title:  Vice President
        ------------------------------

THE TOLEDO EDISON COMPANY

By:     Terrence G. Linnert
        ------------------------------
Title:  Vice President
        ------------------------------

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           COMPUTATION OF INVESTMENT RESPONSIBILITY
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In General
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The capital carrying charges for a billing period shall be the capital revenue requirements for the aggregate of the adjusted CAPCO investment vintages related to the CAPCO facility. All vintage investments associated with a facility are considered to be supported by the same pool of capital sources as reflected currently on the books of the CAPCO company owning the facility. All income taxes are calculated using statutory tax rates (Federal and state) currently in effect for the billing period.

Investment Basis
- ----------------
1. The original vintage investments committed to a facility will remain the basis for all calculations throughout the agreed-upon book depreciation life, undiminished by any retirements which may occur. The purpose of this provision is to ensure the complete recovery of the investment principal placed into service by a given company for the mutual benefit of the participating CAPCO companies.

2. The existing investment at January 1 of each year shall become the basis for calculating an annual fixed charge for that year, billable in monthly increments.

3. New investments placed in service during a given year will incur carrying charges, excluding both book and tax depreciation effects, billable monthly effective with the first month following the month in which the investment is placed in-service. Full fixed charge computations for these new investments, including both book and tax depreciation effects, will begin January 1 of the following year (see 2. above). For these purposes, the initial year (i.e., year #1) for each vintage for book and tax depreciation purposes shall begin with the first full calendar year following the initial in-service year.

Book Depreciation
- -----------------
Book depreciation, current and accumulated, shall be calculated for each vintage in accordance with the straight-line method utilizing agreed-upon lives for the facilities involved, without regard for any possible interim investment retirements.
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Tax Depreciation
 ----------------
Tax depreciation, current and accumulated, shall be calculated for each vintage investment in accordance with the applicable tax depreciation system in effect at the time of the original investment for that vintage.

Property Insurance Rates
- ------------------------
The billing Party shall use a current rate per gross plant investment dollar to incorporate property insurance costs into the carrying charges for a facility.

Capital Structure and Cost Rates
- --------------------------------

Capital Structure:  The billing Party will use its capital
- -----------------
structure at December 31 of the prior year, consisting solely of long-term debt, preferred stock and common equity, as reported in its FERC Form 1 or other mutually agreed upon source.

Capital Cost Rates:
- -------------------
1. Debt and preferred stock cost rates are the billing Party long-term debt cost and preferred stock cost rates, determined for issues outstanding at December 31 of the prior year.

2. The common equity cost rate for CAPCO billing purposes is equal to the average return on common equity for major electric utilities. The rate to be effective January 1 of each year will be the average rate reported in the prior year's December issue of the "C.A. Turner Utility Reports" or as reported in the prior year's latest issue of another report mutually agreed to by the Parties. Individual utilities with "zero" or negative returns on common equity will be excluded from the calculation of the average return. This average shall include the return on common equity for at least 50 electric utilities.

Tax Rates
- ---------
1.   Federal Income Tax:  The billing Party shall use the current
     ------------------
     federal statutory income tax rate for all calculations.

2.   State Income Tax:  The billing Party shall use its current
     ----------------
     state statutory income tax rate for all calculations.

3.   Other Taxes:  The billing Party shall use its current rates or
     -----------
     rate equivalents for all calculations.

Computation
- -----------
Each Party's Investment Responsibility with respect to a CAPCO Line or portion thereof shall be an amount equal to the sum of (1), (2) and (3) below:

(1) The product of (a) Fixed Charges on the CAPCO Investment Basis and (b) such Party's allocation percentage. Fixed Charges are defined as the sum of

       (i) book depreciation on the Investment Basis for the period, plus

      (ii) return on debt and on common and preferred equity, computed by applying the weighted capital cost rate for each capital component to the average undepreciated balance for the period for each investment vintage, plus

     (iii) income taxes on the equity portions of return adjusted for the effect of any differential in the book and tax depreciation amounts for the period.

     For the purpose of this subparagraph (1), retirements of property from land Account 350 shall be deducted from the adjusted investment basis of a given facility, but retirements from depreciable Accounts 352, 353 and Accounts 354, 355, 356, 359 and 397 shall not be deducted from the adjusted investment basis of the facility.

     Additions to or replacements of property in a given facility in depreciable Accounts 352, 353 and 354, 355, 356, 359 and 397 shall be treated as new facilities with new vintage dates except that all such additions or replacements occurring in the same calendar year will be considered to have a common vintage month.

(2) The product of (a) the Party's allocation percentage of Investment Responsibility and (b) the sum of the applicable insurance charges, property taxes, capital stock taxes, gross receipts tax, or other taxes incurred by the owning Party in respect to the Line.

(3) The product of (a) the Party's allocation percentage of Investment Responsibility and (b) the sum of the balances of the Cost, as defined in Section 2.03, of the Line carried in Accounts 352 and 353 on the owning Party's books at the end of the preceding month multiplied by the monthly operation and maintenance expense factor applicable to transmission substations determined as provided below, and such Cost balances of the Line carried in Accounts 354, 355, 356, 359 and 397 on the owning Party's books at the end of the preceding month multiplied by the monthly operation and maintenance expense factor applicable to transmission lines, determined as provided below.

     The monthly operation and maintenance expense factor referred to above for transmission substations is one-twelfth (1/12) of a three-year moving average ratio, calculated annually, in which the numerator is the most recent three-calendar-year sum of operation and maintenance expenses incurred by the billing Party in respect of all 345 kV or higher voltage transmission substations operated by the billing company and the denominator is the sum of the calendar year-end Cost balances of such transmission substations carried in Plant Accounts 352 and 353 on the books of the billing Party for the corresponding three years. The operation and maintenance expenses and Cost balances of main step-up transformers and of the electrical connections and supports from the transformer to the dead-end insulator attached to the switchyard structures shall be excluded in determining the expense factor for transmission substations.

     The monthly expense factor for transmission lines is one-twelfth (1/12) of a three-year moving average ratio, calculated annually, in which the numerator is the most recent three-calendar-year sum of operation and maintenance expenses incurred by the billing company in respect of all 345 kV or higher voltage transmission lines operated by the billing company and the denominator is the sum of the calendar year-end Cost balances of such transmission lines carried in Plant Accounts 354, 355, 356, 359 and 397 on the books of the billing company for the corresponding three years.

     The operation and maintenance expenses reflected in the expense factors shall consist of the following types of expenses:

     a.   Direct expenses of operation and maintenance.

     b. An allocation of general transmission operation and maintenance expenses which are associated with all transmission facilities and functions, such as load dispatching.

     c.   An allocation of administrative and general expenses.

     d.   Applicable labor and material additive costs.
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For purposes of this Exhibit B, adjusted investment basis is the
Cost of the asset, as defined in Section 2.03, of a CAPCO Line remaining after giving effect to the following exclusions as applicable:

     a.   Investment tax credit.

     b.   Contributions in aid of construction.

     c.   Reimbursements.

     d. Accumulated book depreciation or amortization prior to designation as a CAPCO Line.

     e. Payroll taxes and pensions capitalized for book purposes but expensed currently for tax purposes, multiplied by the applicable composite income tax rate.

     f.   Other adjustments as required to avoid inequity.





























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